Exhibit (a)(1)(i)

Offer to Repurchase

Up to 4,085,947 of the Issued and Outstanding Common Shares
of

Claymore Dividend & Income Fund

at
99.5% of Net Asset Value Per Share
by

Claymore Dividend & Income Fund

in Exchange for Portfolio Securities of Claymore Dividend & Income Fund

THE OFFER TO REPURCHASE WILL EXPIRE AT 11:59 P.M., EASTERN TIME,
ON JANUARY 4, 2010, UNLESS THE OFFER IS EXTENDED.

THIS OFFER IS SUBJECT TO IMPORTANT TERMS AND CONDITIONS, INCLUDING THE CONDITIONS LISTED UNDER “CERTAIN CONDITIONS OF THE OFFER.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS OFFER, PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR DETERMINED WHETHER THIS OFFER TO REPURCHASE IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIME.

To the Common Shareholders of Claymore Dividend & Income Fund:

Claymore Dividend & Income Fund, a non-diversified, closed-end management investment company, organized as a Delaware statutory trust (the “Fund”), is offering to repurchase up to  4,085,947 (approximately 45%) of its issued and outstanding common shares of beneficial interest, par value $0.01 per share (the “Common Shares”). As of November 24, 2009, 9,079,884 Common Shares were outstanding. The offer is to repurchase Common Shares in exchange for a pro rata portion of the securities (other than (i) securities that are not traded on a public securities market or for which quoted bid and asked prices are not available, (ii) securities that, if distributed, would be required to be registered under the Securities Act of 1933, as amended (the “1933 Act”), (iii) securities issued by entities in countries that restrict or prohibit the holdings of securities by non-residents other than through qualified investment vehicles, or whose distribution would otherwise be contrary to applicable local rules and regulations, and (iv) securities that involve the assumption of contractual obligations, require special trading facilities, or can be traded only with the counterparty to the transaction) held in the Fund’s investment portfolio (the “Portfolio Securities”), subject to adjustment for fractional shares of Portfolio Securities and odd lots of Portfolio Securities below minimum trading thresholds, at a price equal to 99.5% of the net asset value (“NAV”) per Common Share (the “Repurchase Price”) determined as of the close of the regular trading session of the New York Stock Exchange (the “NYSE”), the principal market on which the Shares are traded, on the business day immediately following the day the offer expires (the “Repurchase Pricing Date”). The offer is being made upon the terms and subject to the conditions set forth in this Offer to Repurchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

The Offer will expire at 11:59 p.m., Eastern time, on January 4, 2010 unless extended. The Common Shares are traded on the NYSE under the symbol “DCS”. The net asset value (“NAV”) per Common Share as of the close of the regular trading session of the NYSE on November 24, 2009 was $16.02 and the last reported sale price on the NYSE on such date for a Common Share was $15.38. Until the Offer expires, NAV quotations can be obtained from BNY Mellon Shareowner Services, as information agent (the “Information Agent”) by calling (800) 777-3674, between the hours of 9:00 a.m. and 6:00 p.m., Eastern time, Monday through Friday (except holidays).

IF YOU ARE NOT INTERESTED IN SELLING ANY OF YOUR COMMON SHARES AT THIS TIME, YOU DO NOT NEED TO DO ANYTHING. THIS REPURCHASE OFFER IS NOT PART OF A PLAN TO LIQUIDATE THE FUND. COMMON SHAREHOLDERS ARE NOT REQUIRED TO PARTICIPATE IN THE REPURCHASE OFFER. COMMON SHAREHOLDERS WISHING TO SELL SHARES SHOULD CONSIDER WHETHER PARTICIPATING IN THE OFFER, IN LIGHT OF THE ASSOCIATED TRANSACTION COSTS DESCRIBED IN THIS OFFER TO REPURCHASE, IS COST-EFFECTIVE VERSUS SELLING SHARES ON THE NYSE.

Before you decide whether to participate in the Offer, you should consider the relative benefits and costs of such participation, including, without limitation, the transaction costs described in this Offer to Repurchase, potential risks inherent in holding the Portfolio Securities and the costs of disposing of the Portfolio Securities, versus selling the Common Shares on the NYSE at the prevailing market price.

Participating shareholders will bear the costs and expenses of receiving the Portfolio Securities pursuant to the Offer, including any fees charged to transfer the Portfolio Securities and any fees assessed by their broker, dealer, commercial bank or trust company (each, a “Nominee”). In order to participate in the Offer, you must maintain or establish a brokerage account capable of receiving and holding the Portfolio Securities, which will be transferred to participating shareholders through the book-entry transfer facilities of The Depository Trust Company (“DTC”).  The Fund will pay all charges and expenses of the Information Agent and BNY Mellon Shareowner Services, as depositary (the “Depositary”). The date of this Offer to Repurchase is December 1, 2009. The Fund mailed this Offer to Repurchase and the accompanying Letter of Transmittal to record holders of Common Shares on or about December 1, 2009.

IMPORTANT INFORMATION

Shareholders who desire to participate in the Offer should either: (a) properly complete and sign the Letter of Transmittal, provide thereon the original of any required signature guarantee(s) and mail or deliver it together with the Common Shares, if any (in proper form), and all other documents required by the Letter of Transmittal; or (b) request their Nominee to effect the transaction on their behalf. Shareholders whose Common Shares are registered in the name of a brokerage firm or other financial intermediary must contact that firm to instruct the firm to participate in the Offer on their behalf.  Tendering shareholders may be charged a fee by their Nominee or other financial intermediary for processing the documentation required to participate in the Offer on their behalf and may incur other expenses as described in this Offer to Repurchase including costs assessed by the Nominee to sell Portfolio Securities or account maintenance fees.  In order to participate in the Offer you must maintain or establish a brokerage account capable of receiving and holding the Portfolio Securities, which will be transferred to participating shareholders through the book-entry transfer facilities of DTC.  The Fund reserves the absolute right to reject Common Shares determined not to be tendered in appropriate form.

NEITHER THE FUND NOR ITS BOARD OF TRUSTEES NOR CLAYMORE ADVISORS, LLC, THE FUND’S INVESTMENT ADVISER (THE “ADVISER”), NOR MANNING & NAPIER ADVISORS, INC., THE FUND’S INVESTMENT SUB-ADVISER (THE “SUB-ADVISER”), MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER COMMON SHARES FOR REPURCHASE OR TO REFRAIN FROM TENDERING COMMON SHARES.  NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND, ITS BOARD OF TRUSTEES, THE ADVISER OR THE SUB-ADVISER AS TO WHETHER SHAREHOLDERS SHOULD TENDER COMMON SHARES FOR REPURCHASE PURSUANT TO THE OFFER OR TO MAKE ANY REPRESENTATION OR TO GIVE ANY INFORMATION IN CONNECTION WITH THE OFFER OTHER THAN AS CONTAINED HEREIN.  IF MADE OR GIVE, ANY SUCH RECOMMENDATION, REPRESENTATION OR INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND, ITS BOARD OF DIRECTORS, THE ADVISER OR THE SUB-ADVISER.  SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISERS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER THEIR COMMON SHARES FOR REPURCHASE OR REFRAIN FROM PARTICIPATING IN THE OFFER.

THE FUND HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) A TENDER OFFER STATEMENT ON SCHEDULE TO UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”), RELATING TO THE OFFER.

THE MAKING OF THE OFFER MAY, IN SOME JURISDICATIONS, BE RESTRICTED OR PROHIBITED BY APPLICABLE LAW.  THIS OFFER IS NOT BEING MADE, DIRECTLY OR INDIRECTLY, IN OR INTO, AND MAY NOT ACCEPTED FROM WITHIN, ANY JURISDICATION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE OF THE OFFER WOULD, ABSENT PRIOR REGISTRATION, FILING OR QUALIFICATION UNDER APPLICABLE LAWS, NOT BE IN COMPLIANCE WITH THE LAWS OF THAT JURISDICTION.  ACCORDINGLY, SHAREHOLDERS ARE REQUIRED TO INFORM THEMSELVES OF AN OBSERVE ANY SUCH RESTRICTIONS.

The date of this Offer to Repurchase is December 1, 2009.

TABLE OF CONTENTS

Page

Summary Term Sheet		5
1.	Price; Number of Common Shares	9
2.	Purpose of the Offer; Plans or Proposals of the Fund	9
3.	Certain Conditions of the Offer	10
4.	Procedures for Tendering Common Shares for Repurchase	11
5.	Withdrawal Rights	14
6.	Payment for Common Shares	14
7.	Source and Amount of Consideration	15
8.	Effects of the Offer; Consequences of Participation	16
9.	Price Range of Common Shares	17
10.	Selected Financial Information	18
11.	Interests of Trustees and Officers	21
12.	Certain Information about the Fund	21
13.	Additional Information	22
14.	United States Federal Income Tax Consequences	22
15.	Certain Legal and Regulatory Matters	25
16.	Amendments; Extensions of Repurchase Period; Termination	25
17.	Miscellaneous	26

SUMMARY TERM SHEET

This summary highlights important information concerning this Offer. To understand the Offer fully and for a more complete discussion of its terms and conditions, you should read carefully the entire Offer to Repurchase and the related Letter of Transmittal.

What is the Offer?

•
The Fund is offering to repurchase up to 4,085,047 shares (approximately 45%) of its Common Shares. The Fund will repurchase Common Shares at a price equal to 99.5% of the NAV per Common Share as of the close of regular trading session of the NYSE on the Repurchase Pricing Date.   The Offer will expire at 11:59 p.m., Eastern time, on the Expiration Date. You will not receive cash in exchange for your Common Shares accepted for repurchase in the Offer but will instead receive a pro rata share of the Portfolio Securities held by the Fund on the Repurchase Pricing Date (except that cash will be distributed with respect to (i) fractional shares of Portfolio Securities, (ii) odd lots of Portfolio Securities below minimum trading thresholds, (iii) any cash then held by the Fund and (iv) certain other items described herein).  The Offer is subject to a number of conditions. (See Section 3—“Certain Conditions of the Offer.”)

What does it mean to receive Portfolio Securities of the Fund?

•
Instead of receiving cash for Common Shares accepted for repurchase in the Offer, participating shareholders will receive securities in which the Fund has invested (other than (i) securities that are not traded on a public securities market or for which quoted bid and asked prices are not available, (ii) securities that, if distributed, would be required to be registered under the 1933 Act, (iii) securities issued by entities in countries that restrict or prohibit the holdings of securities by non-residents other than through qualified investment vehicles, or whose distribution would otherwise be contrary to applicable local rules and regulations, and (iv) securities that involve the assumption of contractual obligations, require special trading facilities, or can be traded only with the counterparty to the transaction), except that cash will be distributed with respect to fractional shares of Portfolio Securities, odd lots of Portfolio Securities below minimum trading thresholds, any cash then held by the Fund and certain other items described herein. Shareholders are more likely to receive a disproportionate amount of consideration in the form of cash in lieu of fractional shares of Portfolio Securities to the extent that they tender fewer Common Shares in the Offer. The value of the Portfolio Securities may decrease or increase between the date on which you tender Common Shares for repurchase and the date on which Common Shares are priced for purposes of the Offer, and between the date on which Common Shares are priced for purposes of the Offer and the date on which participating shareholders actually receive the Portfolio Securities in their accounts. (See Section 6—“Payment for Fund Shares.”)

If I participate in the repurchase offer, can I receive cash instead of Portfolio Securities in return?

•
No. However, instead of participating in the Offer, you may choose at any time to sell your Common Shares on the NYSE at the prevailing market price, less any transaction costs. In light of the associated transaction costs described in this Offer, you should consider whether participating in the Offer is cost-effective versus selling your Fund Shares on the NYSE. If you participate in the Offer, a portion of the consideration that you will receive will be in cash (to account for (i) fractional shares of Portfolio Securities, (ii) odd lots of Portfolio Securities below minimum trading thresholds, (iii) any cash then held by the Fund and (iv) certain other items described herein. However, you are more likely to receive a disproportionately large share of consideration in the form of cash in lieu of fractional shares of Portfolio Securities to the extent that you tender fewer Common Shares in the Offer.

Will I know the identity of the issuers of the Portfolio Securities I will be receiving prior to tendering my Common Shares?

•
You may refer to the Fund’s annual and semi-annual reports to shareholders for a list of the securities held by the Fund as of April 30, 2009 and October 31, 2008.   In addition, the Fund discloses the securities held by the Fund as of July 31, 2009 in a Quarterly Schedule of Portfolio Holdings filed with the Commission on Form N-Q, filed  September 28, 2009 and available from the Commission’s web site

(http://www.sec.gov). The Portfolio Securities to be received by participating shareholders will represent a pro rata portion of the Fund’s investment portfolio as of the Repurchase Pricing Date, subject to the adjustments noted above, and may differ substantially from those held by the Fund on as of July 31, 2009, April 30, 2009 or October 31, 2008.

What can I do with the Portfolio Securities I receive if I participate in the Offer?

•
You may arrange to sell your shares of Portfolio Securities on a public exchange in return for cash proceeds less any fees or costs associated with such sale. You may also continue to hold the Portfolio Securities received from the Fund.

Will I have to pay anything to participate in the Offer?

•
The Fund will bear the costs of printing and mailing materials to shareholders, certain legal and filing fees, and fees and expenses of the Depositary and the Information Agent. Shareholders that participate in the repurchase offer will pay all costs associated with distributing Portfolio Securities pursuant to the Offer. The actual expense payable by you per Common Share tendered by you for repurchase, including the expense of effecting the repurchase and of any liquidation of Portfolio Securities received by you, will depend on a number of factors, including the number of Common Shares you tender for repurchase, the Fund’s portfolio composition on the Repurchase Pricing Date and prevailing market conditions when you sell the Portfolio Securities received in the repurchase, if you choose to do so. Your Nominee may charge you a fee for processing your repurchase request and sending the repurchase request to the Depositary. You may also incur fees, expenses and brokerage commissions associated with the disposal or retention of the Portfolio Securities. (See “Price; Number of Fund Shares.”) Per share expenses borne by a participating shareholder might increase to the extent that the Fund repurchases fewer shares from such participating shareholder.

Why is the Fund making this repurchase offer?

•
The Fund is making the Offer to provide shareholders with an alternative source of liquidity for their investment in Common Shares and as part of the Fund’s continuous efforts to provide additional value to shareholders. The Offer provides a means for shareholders wishing to sell a portion of their Common Shares to do so at a price close to NAV per Common Share. In addition, it is anticipated that the Fund and those shareholders who continue to hold Common Shares after the Offer will avoid the recognition of capital gains for U.S. federal income tax purposes which would otherwise be recognized if participating shareholders were to receive cash consideration for their Common Shares.

Why is the Fund offering to pay me in Portfolio Securities instead of cash in this Offer?

•
The Board determined, based on the recommendation of management of the Fund, that it is in the best interests of the Fund and its shareholders to conduct the Offer as an in-kind repurchase offer in which payment for any Common Shares repurchased in the Offer would be made in-kind through a pro rata distribution of Portfolio Securities held by the Fund, rather than a cash offer, due to the costs associated with additional portfolio turnover and disruption of management of the portfolio associated with a cash offer, which would outweigh the benefits of potentially greater participation by shareholders in a cash over.

When will the Offer expire?

•	The Offer will expire at 11:50 p.m., Eastern time, on January 4, 2010.

What is the NAV per Common Share as of a recent date?

•
The NAV per Common Share as of the close of the regular trading session of the NYSE on November 24, 2009 was $16.02 and the last reported sale price of a Common Share on the NYSE on such date was $15.38. (See Section 9—“Price Range of Fund Shares” for more information regarding the trading range of Common Shares and the Fund’s NAV per Common Share during the past five years.) Before the Offer expires, NAV quotations can be obtained from the Information Agent by calling (800) 777-3674, between 9:00 a.m. and 6:00 p.m., Eastern time, Monday through Friday (except holidays).

Will the Fund’s NAV  per Common Share be higher or lower on the Repurchase Pricing Date?

•	No one can accurately predict what the Fund’s NAV per Common Share will be at any future date.

How do I participate in the Offer?

•	To participate in the Offer, you must follow the procedures set forth in Section 4 and in the Letter of Transmittal that accompanies this Offer to Repurchase.

Must I tender all of my Common Shares for repurchase?

•
No. You may tender for repurchase all or part of the Common Shares you own unless you own not more than 99 Common Shares total, in which case you must tender for repurchase either all or none of you Shares. (See Section 1—“Price; Number of Common Shares.”)

May I withdraw my Common Shares after I have tendered them for repurchase and, if so, by when?

•
Yes, you may withdraw all, but not less than all, of your tendered Common Shares at any time prior to 11:59 p.m., Eastern time, on January 4, 2010, which is the Expiration Date. In order for your withdrawal to be effective, you must submit or direct your Nominee to submit a withdrawal request to the Depositary prior to 11:59 p.m., Eastern time on the Expiration Date. You may resubmit withdrawn Common Shares hares by following the repurchase procedures before the offer expires, including during any extension period. (See Section 5—“Withdrawal Rights.”)

How do I withdraw previously tendered Common Shares?

•
You must submit or direct your Nominee to submit a request for withdrawal of previously tendered Common Shares to the Depositary. You may withdraw only all Common Shares previously tendered by you, and not a portion thereof, and your notice of withdrawal must state this. (See Section 5—“Withdrawal Rights.”)

May my Nominee place any conditions on my tender of Common Shares?

•	No.

May I place any conditions on my tender of Common Shares?

•	No.

What if more than 4,085,947 Common Shares are tendered?

•
The Fund is offering to repurchase up to 4,085,947 Common Shares. If shareholders tender (and do not timely withdraw) more than 4,085,947 Common Shares, the Fund will repurchase duly tendered Common Shares from participating shareholders on a pro rata basis, disregarding fractions, based upon the number of Common Shares each shareholder tenders for repurchase and does not timely withdraw, provided that the Fund will exclude from such pro rata reduction and accept all Common Shares duly tendered in accordance with the terms and conditions specified in the Offer by any shareholder who owns, beneficially or of record, an aggregate of not more than 99 Common Shares and who properly tenders all such Common Shares. The Fund does not intend to increase the number of Shares that it is offering to repurchase, even if shareholders tender more than 4,085,947 Shares. (See Section 1—“Price; Number of Common Shares”.)

If the Fund accepts my Common Shares for repurchase, when will I receive the Portfolio Securities?

•	The transfer of Portfolio Securities in return for tendered Common Shares accepted by the Fund will be made as soon as practicable after the expiration of the Offer.

Is my tender of Common Shares in the repurchase offer a taxable transaction?

•
It is anticipated that the tender by U.S. shareholders (other than those who are tax-exempt) of Fund Shares in exchange for Portfolio Securities and cash (with respect to fractional shares of Portfolio Securities, odd lots of Portfolio Securities below minimum trading thresholds, cash then held by the Fund and certain other items described herein) will be a taxable transaction for U.S. federal income tax purposes. The subsequent sale or other disposition of Portfolio Securities received pursuant to the Offer may also be a taxable transaction for U.S. federal income tax purposes. See “Certain United States Federal Income Tax Consequences” for a general summary of the U.S. federal income tax consequences of a sale of Common Shares pursuant to the Offer and the differing rules for U.S. shareholders and non-U.S. shareholders. Please consult your tax adviser regarding your individual tax consequences, including potential state, local and foreign tax consequences.

Is there any reason Common Shares tendered by me for repurchase would not be accepted?

•
In addition to those circumstances described under “Certain Conditions of the Offer” in which the Fund is not required to repurchase tendered Common Shares, the Fund has reserved the right to reject any and all tendered Common Shares determined by the Fund not to have been tendered in the appropriate form.

How will tendered Fund Shares be accepted for repurchase by the Fund?

•
Fund Shares properly submitted in the Offer will be accepted for repurchase by the determination of the Fund.  The Depositary will transfer the Portfolio Securities and cash (with respect to fractional shares of Portfolio Securities, odd lots of Portfolio Securities below minimum trading thresholds, cash then held by the Fund and certain other items described herein) to your account or the account of your Nominee through the book-entry transfer facilities of DTC as soon as practicable after the expiration of the Offer. If received by your Nominee, your Nominee will then transfer the Portfolio Securities and cash to your account.

What should I do if I decide not to tender my Common Shares for repurchase?

•	Nothing. There are no actions that you need to take if you determine not to participate in the Offer.

Does the Fund’s management recommend that shareholders participate in the Offer, and will management participate in the Offer?

•	None of the Fund, its Board, the Adviser or the Sub-Adviser is making any recommendation to shareholders regarding whether to tender Common Shares in the Offer.

Affiliates of the Fund, as defined in the 1940 Act and including trustees and officers of the Fund, may be prohibited by the 1940 Act from tendering Common Shares to the Fund.  Based upon information provided or available to the Fund, no trustee, officer or affiliate of the Fund intends to tender Common Shares pursuant to the Offer. (See Section 11—“Interest of Directors, Executive Officers and Certain Related Persons.”)

Will there be additional opportunities to tender my Common Shares to the Fund?

•
No other repurchase offers are presently contemplated, but the Board reserves the right to conduct repurchase offers in the future. (See Section 2—“Purpose of the Offer; Plans or Proposals of the Fund”.)

How do I obtain more information?

•
Questions, requests for assistance and requests for additional copies of the Offer to Repurchase, the Letter of Transmittal and all other Offer documents should be directed to the Information Agent toll free at (800) 777-3674. If you do not own Common Shares directly, you should obtain this information and the documents from your Nominee.

1.             Price; Number of Common Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Fund will accept for payment, in exchange for a pro rata portion of the Portfolio Securities and cash (to the extent describer herein), an aggregate amount of up to 4,085,947 of its Common Shares that are properly tendered and not timely withdrawn in accordance with Section 5 prior to the Expiration Date. The term “Expiration Date” means 11:59 p.m, Eastern time, on January 4, 2010, unless the Fund, in its sole discretion, extends the period during which the Offer is open, in which case Expiration Date shall mean the time and date on which the Offer, as so extended by the Fund, shall expire. The Fund reserves the right in its sole discretion and for any reason to amend, extend or terminate the Offer prior to the time the Offer expires. (See Sections 3 and 17.) The Fund will not be obligated to repurchase Common Shares pursuant to the Offer under certain circumstances. (See Section 3.) The repurchase price of the Common Shares will be 99.5% of the NAV per Common Share determined as of the close of the regular trading session of the NYSE on the Repurchase Pricing Date, and will be payable in Portfolio Securities and cash (to the extent described herein). (See Section 6.) The Fund will not pay interest on the repurchase price under any circumstances.

The NAV per Common Share as of the close of the regular trading session of the NYSE on November 24, 2009 was $16.02 and the last reported sale price of a Common Share on the NYSE on such date was $15.38, representing a discount of 4.00% to NAV. Prior to 11:59 p.m., Eastern time, on the Expiration Date, NAV quotations can be obtained from the Information Agent by calling (800) 777-3674 between the hours of 9:00 a.m. and 6:00 p.m., Eastern time, Monday through Friday (except holidays).

The Offer is being made to all shareholders and is not conditioned upon shareholders tendering for repurchase in the aggregate any minimum number of Common Shares.

If more than  4,085,947 Shares are duly tendered for repurchase pursuant to the Offer (and not timely withdrawn as provided in Section 5), the Fund, subject to the conditions listed in Section 3, will repurchase Common Shares from participating shareholders in accordance with the terms and conditions specified in the Offer on a pro rata basis (disregarding fractions) based upon the number of Common Shares duly tendered (and not timely withdrawn) by or on behalf of each shareholder; provided that the Fund will exclude from such pro rata reduction and accept all Common Shares duly tendered in accordance with the terms and conditions specified in the Offer by any shareholder who owns, beneficially or of record, an aggregate of not more than 99 Common Shares and who properly tenders all such Common Shares. The Fund does not intend to increase the number of Common Shares offered for repurchase, even if more than 4,085,947 Shares are tendered by all shareholders in the aggregate.

On November 24, 2009, the record date for the determination of shareholders of the Fund entitled to receive the Offer, there were 9,079,884 Common Shares issued and outstanding, and there were 42 holders of record of Common Shares. Certain of these holders of record were brokers, dealers, commercial banks, trust companies and other institutions that held legal title to Common Shares as nominees on behalf of multiple beneficial owners.

2.             Purpose of the Offer; Plans or Proposals of the Fund.

The Board considered the Offer at meetings held on September 1, 2009 and September 11, 2009 and approved the Offer at a meeting held on September 11, 2009.

The Fund is making the Offer to provide shareholders with an alternative source of liquidity for their investment in Common Shares and as part of the Fund’s continuous efforts to provide additional value to shareholders. The Offer provides a means for shareholders wishing to sell a portion of their Common Shares to do so at a price close to NAV per Common Share. In addition, it is anticipated that the Fund and those shareholders who continue to hold Common Shares after the Offer will avoid the recognition of capital gains for U.S. federal income tax purposes which would otherwise be recognized if participating shareholders were to receive cash consideration for their Common Shares.

The Board determined that it is in the best interests of the Fund and its shareholders to conduct the Offer as an in-kind repurchase offer, rather than a cash offer, because the benefits of greater participation by smaller shareholders associated with the cash offer were substantially outweighed by the adverse tax consequences that would result, and that payment for any Common Shares repurchased in the Offer would be made in-kind through a pro rata distribution of Portfolio Securities held by the Fund.

The Board previously has sought to address the discount to NAV at which Common Shares of the Fund have traded in ways consistent with the best interests of shareholders and applicable regulatory requirements. The Board has considered a wide variety of strategies to address the discount. Past actions taken by the Board have included approving a policy to purchase Common Shares in the open-market under certain circumstances and efforts to increase publicity about the Fund.

The Board believes that maintaining the Fund’s closed-end structure provides the best means to achieve the Fund’s primary investment objective to provide a high level of current income and secondary objective of capital appreciation. The Board believes that the recent performance of the Fund supports this view.

There can be no assurance that this Offer or any other actions taken by the Board will reduce or eliminate any market price discount from NAV of the Common Shares. The market price of the Common Shares will also be determined by, among other things, the relative demand for and supply of the Common  Shares in the market, the Fund’s investment performance, the Fund’s dividends and yield, and investor perception of the Fund’s overall attractiveness as an investment as compared with other investment alternatives.

Any Common Shares repurchased by the Fund pursuant to the Offer will become available for issuance by the Fund without further shareholder action (except as required by applicable law or the rules of national securities exchanges on which the Common Shares are listed).

The Fund currently utilizes financial leverage in the form of auction market preferred shares and borrowings, in an aggregate amount equal to approximately 30% of the Fund’s assets.  The Fund intends to maintain approximately the same leverage percentage following the Offer.  Based on the number of Common Shares repurchased in the Offer, the Board redemptions of auction market preferred shares and/or reductions in level of borrowings in order to maintain the Fund’s overall financial leverage targets.

Except as set forth above, as referred to in Section 11 or in connection with the operation of the Fund’s dividend reinvestment plan , the Fund does not have any present plans or proposals and is not engaged in any negotiations that relate to or would result in: (a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund or any of its subsidiaries; (b) other than in connection with transactions in the ordinary course of the Fund’s operations and for purposes of funding the Offer, any purchase, sale or transfer of a material amount of assets of the Fund or any of its subsidiaries; (c) any material change in the Fund’s present dividend policy, or indebtedness or capitalization of the Fund; (d) changes to the present Board or management of the Fund, including changes to the number or the term of members of the Board, the filling of any existing vacancies on the Board or changes to any material term of the employment contract of any executive officer; (e) any other material change in the Fund’s corporate structure or business, including any plans or proposals to make any changes in the Fund’s investment policy for which a vote would be required by Section 13 of the 1940 Act; (f) any class of equity securities of the Fund being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association; (g) any class of equity securities of the Fund becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; (h) the suspension of the Fund’s obligation to file reports pursuant to Section 15(d) of the Exchange Act; (i) the acquisition by any person of additional securities of the Fund, or the disposition of securities of the Fund; or (j) any changes in the Fund’s Agreement and Declaration of Trust, By-Laws or other governing instruments or other actions that could impede the acquisition of control of the Fund. No other repurchase offers are presently contemplated, but the Board reserves the right to conduct repurchase offers in the future.

3.             Certain Conditions of the Offer.

Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Fund’s right to extend, amend or terminate the Offer at any time in its sole discretion, the Fund shall not be required to accept for repurchase or, subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, pay for, and may delay the acceptance of or payment for any tendered Common Shares, if:

(a)           the Fund is not able to procure Portfolio Securities for purposes of conducting the Offer in an orderly manner and consistent with the Fund’s investment objective, policies, status as a regulated investment company under the Internal Revenue Code of 1986, as amended (the “Code”), and applicable law, in order to provide sufficient consideration to repurchase Common Shares tendered pursuant to the Offer;

(b)           there shall be instituted, pending or threatened before any governmental entity or court any action, proceeding, application or claim, or there shall be any judgment, order or injunction sought or any other action taken by any person or entity, which restrains, prohibits or materially delays the making or consummation of the Offer, challenges the acquisition by the Fund of any Common Shares pursuant to the Offer or the Board’s fulfillment of its fiduciary obligations in connection with the Offer, seeks to obtain any material amount of damages in connection with the Offer, or otherwise directly or indirectly adversely effects the Offer or the Fund;

(c)           there shall have occurred (i) any general suspension of trading in or limitation on prices for securities on the NYSE, any other exchange on which the Common Shares are traded or any other exchange on which Portfolio Securities held by the Fund are traded; (ii) any declaration of a banking moratorium or similar action material adverse to the Fund by U.S. federal or state authorities or any foreign jurisdiction, or any suspension of payment material to the Fund by banks in the United States, the State of New York, or any other jurisdiction; (iii) any limitation having a material adverse effect on the Fund that is imposed by U.S. federal or state authorities, or by any governmental authority of any foreign jurisdiction, with respect to the extension of credit by lending institutions or the convertibility of foreign currencies; (iv) the commencement of war, armed hostilities, or any other international or national calamity directly involving the United States other than any such event which is currently occurring; or (v) any other event or condition which, in the judgment of the Board, would have a material adverse effect on the Fund if the Offer were consummated; or

(d)           the Board determines that effecting the Offer would be inconsistent with applicable legal requirements or would constitute a breach of the Board’s fiduciary duties owed to the Fund or its shareholders.

The Board may modify these conditions in accordance with Section 17, subject to applicable legal and regulatory requirements. The Fund reserves the right, at any time during the pendency of the Offer, to amend, extend or terminate the Offer in any respect. (See Section 17.)

The foregoing conditions are for the Fund’s sole benefit and may be asserted by the Fund regardless of the circumstances giving rise to any such condition (including any action or inaction of the Fund), and any such condition may be waived by the Fund, in whole or in part, at any time and from time to time in its reasonable judgment. The Fund’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section 3 shall be final and binding.

4.             Procedures for Tendering Common Shares for Repurchase.

A. Proper Tender of Common Shares.    For Common Shares to be properly tendered pursuant to the Offer, a shareholder must cause a properly completed and duly executed Letter of Transmittal bearing original signature(s) and the original of any required signature guarantee(s), and all other documents required by the Letter of Transmittal, to be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Repurchase, and must either: (a) cause certificates for tendered Common Shares to be received by the Depositary at such address or cause such Common Shares to be delivered pursuant to the procedures for book-entry delivery set forth below (and confirmation of receipt of such delivery to be received by the Depositary), in each case before the Expiration Date; or (b) (in lieu of the delivery of such Share certificates prior to the Expiration Date) such shareholder must comply with the guaranteed delivery procedures set forth below. LETTERS OF TRANSMITTAL AND CERTIFICATES REPRESENTING TENDERED COMMON SHARES SHOULD NOT BE SENT OR DELIVERED TO THE FUND. Shareholders who desire to tender Common Shares registered in the name of a Nominee must contact their Nominee to effect a tender on their behalf. Shareholders who do not hold Common Shares through a Nominee may wish to contact one of these entities, deposit their Common Shares with it and seek its assistance in establishing a brokerage account that can receive Portfolio Securities and submitting the Letter of Transmittal and other documents required for participation in the Offer.

In order to tender Common Shares validly for repurchase pursuant to the Offer, participating shareholders must submit instructions regarding their brokerage accounts. The form for these instructions appears in the Letter of Transmittal. The required transfer and delivery requirements are described in further detail in the Letter of Transmittal.

Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder make it unlawful for any person, acting alone or in concert with others, directly or indirectly, to request a repurchase of Common Shares pursuant to the Offer unless at the time of the request, and at the time the Common Shares are accepted for payment, the person requesting the repurchase has a net long position equal to or greater than the amount requested for repurchase in either: (a) Common

Shares, and will deliver or cause to be delivered such Common Shares for the purpose of repurchase to the Fund within the period specified in the Offer, or (b) an equivalent security and, upon the acceptance of his or her request to repurchase, will acquire Common Shares by conversion, exchange, or exercise of such equivalent security to the extent required by the terms of the Offer, and will deliver or cause to be delivered the Common Shares so acquired for the purpose of requesting the repurchase to the Fund prior to or on the Expiration Date. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the request to repurchase or guarantee of a request to tender on behalf of another person.

The acceptance of Common Shares by the Fund for repurchase will constitute a binding agreement between the participating shareholder and the Fund upon the terms and subject to the conditions of the Offer, including the participating shareholder’s representation that the shareholder has a net long position in the Shares being tendered for repurchase within the meaning of Rule 14e-4 and that the request to tender such Shares complies with Rule 14e-4.

B. Signature Guarantees and Method of Delivery.   All signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. (See Instruction 2 of the Letter of Transmittal.)  An “Eligible Institution” is a firm which is a broker, dealer, commercial bank, credit union, savings association or other entity and which is a member in good standing of a stock transfer association’s approved medallion program (such as STAMP, SEMP or MSP).

If the Letter of Transmittal is signed by the registered holder(s) of the Common Shares tendered for repurchase thereby, the signature(s) must correspond with the name(s) as written on the face of the certificate(s) for the Common Shares tendered for repurchase without any alteration, enlargement or any change whatsoever.

If any of the Common Shares tendered for repurchase thereby are owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal.

If any of the Common Shares tendered for repurchase are registered in different names, it is necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations.

If the Letter of Transmittal or any certificates for Common Shares tendered for repurchase or stock powers relating to Common Shares tendered for repurchase are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Fund of their authority so to act must be submitted together with the Letter of Transmittal.

If the Letter of Transmittal is signed by the registered holder(s) of the Common Shares tendered for repurchase, no endorsements of certificates or separate stock powers with respect to such Common Shares are required unless payment is to be made to, or certificates for Common Shares not purchased are to be issued in the name of, a person other than the registered holder(s). Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution.

If the Letter of Transmittal is signed by a person other than the registered holder(s) of the certificate(s) listed thereon, the certificate(s) must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the certificate(s) for the Common Shares involved. Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution. (See subsection D of this Section 4.)

C. Book-Entry Delivery.    Any financial institution that is a participant in the DTC system may make book-entry delivery of tendered Common Shares in accordance with DTC’s procedures. However, although delivery of Common Shares may be effected through book-entry transfer at DTC, a Letter of Transmittal properly completed and bearing original signature(s) and the original of any required signature guarantee(s) or an Agent’s Message (as defined below) in connection with a book-entry transfer and any other documents required by the Letter of Transmittal, must be received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover page of this Offer to Repurchase, or the participating shareholder must comply with the guaranteed delivery procedures described below.

The term “Agent’s Message” means a message from DTC transmitted to, and received by, the Depositary forming a part of a timely confirmation of a book-entry transfer of Shares (a “Book-Entry Confirmation”) which states that (a) DTC has received an express acknowledgment from the DTC participant tendering the Common Shares for repurchase that are the subject of the Book-Entry Confirmation, (b) the DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal, and (c) the Fund may enforce such agreement against the DTC participant. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC’S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

D. Guaranteed Delivery.    Notwithstanding the foregoing, if a shareholder desires to tender Common Shares pursuant to the Offer and the certificates for the Common Shares to be tendered are not immediately available, or time will not permit the Letter of Transmittal and all documents required by the Letter of Transmittal to reach the Depositary prior to the Expiration Date, or a shareholder cannot complete the procedures for delivery by book-entry transfer on a timely basis, then such shareholder’s Common Shares nevertheless may be tendered, provided that all of the following conditions are satisfied:

(a)           the tender is made by or through an Eligible Institution;

(b)           a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Fund is received by the Depositary prior to the Expiration Date; and

(c)           the certificates for all such tendered Common Shares, in proper form for transfer, or a Book-Entry Confirmation with respect to such Common Shares, as the case may be, together with a Letter of Transmittal properly completed and bearing original signature(s) and the original of any required signature guarantee(s) (or, in the case of a book-entry transfer, an Agent’s Message) and any documents required by the Letter of Transmittal, are received by the Depositary prior to 5:00 p.m., Eastern time, on the third NYSE trading day after the date of receipt by the Depositary of a properly completed and duly executed Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the shareholder owns the Common Shares tendered for repurchase within the meaning of, and that the tender of the Common Shares effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in the Notice of Guaranteed Delivery.

THE METHOD OF DELIVERY OF ANY DOCUMENTS, INCLUDING SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE OPTION AND SOLE RISK OF THE PARTICIPATING SHAREHOLDER. IF DOCUMENTS ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.    Shareholders have the responsibility to cause: (a) the tender of their Common Shares for repurchase (in proper certificated or uncertificated form); (b) the timely delivery of a properly completed Letter of Transmittal (including original signature(s) and the original of any required signature guarantee(s)) or Agent’s Message; and (c) the timely delivery of all other documents required by the Letter of Transmittal. Timely delivery is a condition precedent to acceptance of Common Shares for repurchase pursuant to the Offer and to payment of the Portfolio Securities.

Notwithstanding any other provision hereof, payment for Common Shares accepted for repurchase pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Common Share certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Common Shares (if available), a Letter of Transmittal properly completed and bearing original signature(s) and the original of any required signature guarantee(s) or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of Transmittal.

E. Determinations of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined not to be in appropriate form or to refuse to accept for payment or repurchase, or pay for, any Common Shares if, in the opinion of the Fund’s counsel, accepting, purchasing or paying for such Common Shares would be unlawful. The Fund also reserves the absolute right to the extent permitted by law to waive any of the conditions of the Offer or any defect in any tender, whether generally or with respect to any particular Common Share(s) or shareholder(s). The Fund’s interpretations of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) shall be final and binding.

NONE OF THE FUND, THE BOARD, THE ADVISER, THE SUB-ADVISER, THE INFORMATION AGENT, THE DEPOSITARY NOR ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECT OR IRREGULARITY IN ANY TENDER, AND NONE OF THE FOREGOING PERSONS WILL INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.

F. United States Federal Income Tax Withholding.    Under the U.S. federal income tax backup withholding rules, the Depositary would generally be required to withhold 28% of the gross payments made pursuant to the offer to any U.S. Shareholder (as defined below) that is not a tax-exempt person unless such U.S. Shareholder has completed and submitted to the Depositary an IRS Form W-9. In order to avoid the possibility of backup withholding, all participating U.S.

Shareholders are required to provide the Depositary with a properly completed and signed IRS Form W-9. Failure of a U.S. Shareholder to provide the Depositary with a completed and signed Form W-9 will result in a defective submission, and the Fund will be unable to repurchase such shareholder’s Shares. A “U.S. Shareholder” is a shareholder that is a “U.S. person” within the meaning of the Code. In general, a U.S. Shareholder is a shareholder that is (a) an individual who is a citizen or resident of the United States; (b) a corporation or partnership, or other entity taxed as a corporation or partnership, created or organized in the United States or under the law of the United States or of any State thereof; (c) an estate the income of which is subject to United States federal income taxation regardless of the source of such income; or (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

In order to avoid the possibility of withholding of U.S. federal income taxes, participating Non-U.S. Shareholders (as defined below) must provide the Depositary with a completed IRS Form W-8BEN, or another type of Form W-8 appropriate to the particular Non-U.S. Shareholder. FAILURE TO PROVIDE THE DEPOSITARY WITH THE APPROPRIATE FORM W-8 WILL RESULT IN A DEFECTIVE SUBMISSION AND THE FUND WILL BE UNABLE TO REPURCHASE THE PARTICIPATING NON-U.S. SHAREHOLDER’S SHARES. For this purpose, a “Non-U.S. Shareholder” is any shareholder that is not a “U.S. person” within the meaning of the Code. Copies of Form W-8BEN are provided with the Letter of Transmittal for Non-U.S. Shareholders. Other types of Form W-8 can be found on the IRS website at www.irs.gov/formspubs/index.html.

FAILURE OF A PARTICIPATING SHAREHOLDER TO SUBMIT THE DOCUMENTATION DESCRIBED ABOVE WILL RESULT IN AN INVALID SUBMISSION OF COMMON SHARES FOR PARTICIPATION IN THE OFFER AND, ACCORDINGLY, SUCH SHAREHOLDER’S TENDERED COMMON SHARES WILL NOT BE ACCEPTED FOR REPURCHASE.

5.    Withdrawal Rights.

At any time prior to the Expiration Date, and, if the Common Shares have not by then been accepted for payment by the Fund, at any time prior to the earlier of (i) the time of such acceptance and (ii) 11:59, p.m., Eastern time, January 4, 2010, any shareholder may withdraw all, but not less than all, of the Common Shares that the shareholder has tendered.

To be effective, a written notice of withdrawal of Common Shares tendered for repurchase must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Repurchase. Shareholders may also send a facsimile transmission notice of withdrawal, which must be timely received by the Depositary prior to the Expiration Date, and the original notice of withdrawal must be delivered to the Depositary by overnight courier or by hand the next day. Any notice of withdrawal must specify the name(s) of the person who tendered the Common Shares to be withdrawn, the number of Common Shares to be withdrawn (which may not be less than all of the Common Shares tendered by the shareholder) and, if one or more certificates representing such Common Shares have been delivered or otherwise identified to the Depositary, the name(s) of the registered owner(s) of such Common Shares as set forth in such certificate(s) if different from the name(s) of the person tendering the Common Shares. If one or more certificates have been delivered to the Depositary, then, prior to the release of such certificate(s), the certificate number(s) shown on the particular certificate(s) evidencing such Common Shares must also be submitted and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution.

All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by the Fund in its sole discretion, which determination shall be final and binding. Common Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. Withdrawn Common Shares, however, may be re-tendered for repurchase by following the procedures described in Section 4 prior to the Expiration Date. Except as otherwise provided in this Section 5, tenders of Common Shares made pursuant to the Offer will be irrevocable.

NONE OF THE FUND, THE BOARD, THE ADVISER, THE SUBADVISER, THE INFORMATION AGENT, THE DEPOSITARY NOR ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECT OR IRREGULARITY IN ANY NOTICE OF WITHDRAWAL, NOR SHALL ANY OF THEM INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.

6.    Payment for Common Shares.

For purposes of the Offer, the Fund will be deemed to have accepted for payment and repurchased Common Shares that are tendered for repurchase (and not timely withdrawn in accordance with Section 5) when, as and if the Fund gives oral or written notice to the Depositary of its acceptance of such Common Shares for repurchase pursuant to the Offer. Under the Exchange Act, the Fund is obligated to pay for or return Common Shares tendered for repurchase promptly after the termination, expiration or withdrawal of the Offer. Upon the terms and subject to the conditions of the Offer, the Fund will distribute Portfolio Securities as payment for properly tendered Common Shares as soon as practicable after the Expiration Date.

The sale proceeds of the Offer will be paid in a pro rata portion of the Portfolio Securities then held by the Fund.  Portfolio Securities exclude (i) securities that are not traded on a public securities market or for which quoted bid and asked prices are not available, (ii) securities that, if distributed, would be required to be registered under the 1933 Act, (iii) securities issued by entities in countries that restrict or prohibit the holdings of securities by non-residents other than through qualified investment vehicles, or whose distribution would otherwise be contrary to applicable local rules and regulations, and (iv) securities that, although they may be liquid and marketable, involve the assumption of contractual obligations, require special trading facilities, or can be traded only with the counterparty to the transaction in order to effect a change in beneficial ownership (such as forward, futures, options and swap contracts, and purchase agreements). In addition, the Fund will pay cash for fractional shares of Portfolio Securities and odd lots of Portfolio Securities below minimum trading thresholds as well as Cash on Hand.

In all cases, payment for Common Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of:

(a)	a Letter of Transmittal (or a copy thereof) properly completed and duly executed with any required signature guarantee(s), or an Agent’s Message in connection with a book-entry transfer;

(b)	a certificate evidencing Common Shares or timely confirmation of a book-entry transfer of such Common Shares into the Depositary’s account at DTC pursuant to the procedure set forth in Section 4; and

(c)	all other documents required by the Letter of Transmittal.

The Fund is paying the costs of conducting the Offer, which include the costs of printing and mailing materials to shareholders, certain legal and filing fees and the fees and expenses of the Depositary and Information Agent. Participating shareholders will pay the costs associated with distributing Portfolio Securities pursuant to the Offer, which shall be deducted directly from each participating shareholder’s proceeds from the repurchase. Participating shareholders will bear any transaction costs associated with transferring and delivering the Portfolio Securities and cash proceeds to such participating shareholder’s brokerage or DTC accounts. The actual per-share expenses of effecting the repurchases will depend on a number of factors, including the number of Common Shares tendered, the Fund’s portfolio composition at the time and market conditions prevailing during the liquidation process. Per-share expenses borne by a participating shareholder will likely increase to the extent that the Fund repurchases fewer Common Shares from such participating shareholder. Shareholders wishing to sell Common Shares should consider whether participating in the Offer, in light of these transaction costs, is cost-effective versus selling Common Shares on the NYSE at the prevailing market price (which will likely differ from the repurchase price). A participating shareholders will also bear any fee charged by their Nominee for processing a repurchase request and sending it to the Depositary.

Certificates representing Common Shares tendered but not repurchased will be returned promptly following the termination, expiration or withdrawal of the Offer, without further expense to the participating shareholder. The Fund will not be obligated to repurchase Common Shares pursuant to the Offer under certain conditions. (See Section 3.)

In order to tender Common Shares validly for repurchase pursuant to the Offer, participating shareholders must complete and sign the appropriate IRS Form W-8 or IRS Form W-9, as applicable, and provide such form to the Depositary together with the Letter of Transmittal. Failure of a participating shareholder to do so will result in a defective submission and the Fund will not repurchase such shareholder’s Common Shares. (See Section 4.F.)

7.    Source and Amount of Consideration.

The actual cost of the Offer to the Fund cannot be determined at this time because the number of Common Shares to be repurchased will depend on the number of Common Shares tendered for repurchase, and the price will be based on the NAV per Common Share on the Repurchase Pricing Date. If the NAV per Common Share on the Repurchase Pricing Date were $16.02, which was the NAV per Common Share on November 24, 2009, and if shareholders tendered all Common Shares offered for repurchase pursuant to the Offer, payments by the Fund to the participating shareholders would be approximately $65,129,995. (See the Pro Forma Capitalization Table, Section 8.) The Fund will not be responsible for the costs of distributing the Portfolio Securities, including any transaction expenses and fees, which will be paid by participating shareholders.

The consideration which participating shareholders will receive under the terms of the Offer consists of pro rata portions of Portfolio Securities and cash held by the Fund (together with the Portfolio Securities, the “Consideration”), as described above. As of November 24, 2009, approximately 99.3% of the Fund’s net investment assets were invested in Portfolio Securities. The Portfolio Securities to be received by participating shareholders may differ substantially from those held by the Fund on November 24, 2009.

No funds are expected to be borrowed, directly or indirectly, for the purpose of the Offer. There are no alternative financing arrangements or alternative financing plans. There are no material conditions to the availability of the Consideration for the purposes of this Offer, except as set forth herein. (See Section 3.)

8.    Effects of the Offer; Consequences of Participation.

THE OFFER MAY HAVE CERTAIN ADVERSE CONSEQUENCES FOR PARTICIPATING AND NON-PARTICIPATING SHAREHOLDERS. PLEASE SEE BELOW.

A. Effects on Value of Portfolio Securities.    The Fund’s investments and the Portfolio Securities may decrease in value following the Offer, depending on the level of participation in the Offer and whether and when participating shareholders choose to dispose of the Portfolio Securities after the Offer.

B. Effects on the Fund.    The repurchase of Common Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of non-participating shareholders and reducing the net assets of the Fund. This reduction in the NAV of the Fund will likely cause the ratio of the Fund’s expenses to its net assets to increase. Additionally, a reduction in the number of Common Shares issued and outstanding may reduce the liquidity and the depth of the trading market for Common Shares.

C. Pro Forma Effects on Fund Capitalization.    The repurchase by the Fund of the Common Shares will reduce the Fund’s net assets (that is, its total assets less its liabilities). The following table sets forth the net assets of the Fund as of November 24, 2009, adjusted to give effect to the Offer (excluding expenses and assuming the Fund repurchases 45% of its outstanding Common Shares as of such date pursuant to the Offer):

Pro Forma Capitalization(1)

	As of November 24, 2009	Adjustment for Repurchase at $15.94 per Common Share(2)	Pro Forma as Adjusted(4)
Net assets	$145,434,579	$65,129,995	$80,304,584
Common Shares outstanding	9,079,884	4,085,947	4,993,937
NAV per Common Share(3)	$16.02	$15.94	$16.08
________________

(1)	This table assumes repurchase by the Fund of 4,085,947 Common Shares, equal to 45% of the Fund’s outstanding Shares as of November 24, 2009.

(2)
This amount represents 99.5% of the Fund’s NAV per Common Share as of November 24, 2009. Shares repurchased pursuant to the Offer will be purchased at a 99.5% discount to NAV per Common Share on the Repurchase Pricing Date, which may be more or less than $15.94 per Common Share, and the pro forma NAV per Common Share also may be more or less than that shown above.

(3)
The NAV per Common Share of the Fund is determined as of the close of regular trading on the NYSE by dividing the total assets of the Fund, less all liabilities, by the total number of Common Shares outstanding.

(4)	Actual costs of the Offer will be paid by the participating shareholders.

D. Expenses of Participating Shareholders.    Without consideration of any potential tax consequences to participating shareholders, the actual per-share expense incurred by shareholders participating in the Offer will depend on many factors, including but not limited to the number of Common Shares tendered for repurchase by such participating shareholder and any fees and expenses paid to a Nominee for submitting the documentation necessary for participation in the Offer. The impact of such per-share expenses on a participating shareholder will depend in part on how many Common Shares the Fund repurchases from such participating shareholder; per-share expenses borne by a participating shareholder might increase to the extent that the Fund repurchases fewer Common Shares from such participating shareholder. Shareholders wishing to tender Common Shares should consider whether participating in the Offer, in light of these transaction costs, is cost-effective versus selling Common Shares on the NYSE at the prevailing market price (which will likely differ from the repurchase price).

There also may be additional future costs participating shareholders incur in retaining the Portfolio Securities. If participating shareholders receive Portfolio Securities and then determine to liquidate the Portfolio Securities, such participating shareholders would be subject to investment risks as well as any additional expenses and tax consequences associated with liquidating Portfolio Securities. Shareholders are encouraged to consult with their financial and tax advisors regarding these issues.

THE VALUE OF THE PORTFOLIO SECURITIES MAY DECREASE OR INCREASE BETWEEN THE EXPIRATION DATE AND THE REPURCHASE PRICING DATE, AND BETWEEN THE REPURCHASE PRICING DATE AND THE DATE ON WHICH THE PORTFOLIO SECURITIES ARE ACTUALLY TRANSFERRED INTO PARTICIPATING SHAREHOLDERS’ ACCOUNTS. PARTICIPATING SHAREHOLDERS WILL BEAR THESE MARKET RISKS.

E. Tax Consequences of Participating Shareholders.    The repurchase of Common Shares tendered by participating U.S. Shareholders in exchange for Portfolio Securities pursuant to the Offer will generally have U.S. federal income tax consequences, and the subsequent ownership and sale by participating Shareholders of such Portfolio Securities may also have U.S. tax consequences. In addition, non-participating shareholders may also be subject to certain U.S. tax consequences. See Sections 14 (“Certain United States Federal Income Tax Consequences.”)

9.    Price Range of Common Shares.

The following table sets forth, for each of the calendar quarters indicated, the high and low closing market prices for the Common Shares on the NYSE, the NAV per Common Share and the premium or discount to NAV per Common Share at which the Common Shares were trading.

Price Range of Common Shares
	Market Price per Common Share(1)		NAV per Common Share on Date of Market Price High and Low(1)(2)		Premium/(Discount) on Date of Market Price High and Low(1)(3)
During Quarter Ended	High	Low	High	Low	High	Low
September 30, 2009	$ 14.14	$ 9.93	$ 14.97	$ 12.22	-5.54%	-18.74%
June 30, 2009	10.73	7.40	13.21	10.05	-18.77%	-26.37%
March 31, 2009	11.40	4.95	15.10	7.10	-24.50%	-30.28%
December 31, 2008	25.75	7.50	34.00	10.35	-24.26%	-27.54%
September 30, 2008	63.40	25.10	75.45	34.95	-15.97%	-28.18%
June 30, 2008	79.40	63.50	90.95	75.00	-12.70%	-15.33%
March 31, 2008	84.05	68.25	95.85	77.20	-12.31%	-11.59%
December 31, 2007	102.20	72.50	118.55	85.15	-13.79%	-14.86%
September 30, 2007	109.50	91.35	121.75	106.65	-10.06%	-14.35%
June 30, 2007	113.25	106.60	125.85	120.30	-10.01%	-11.39%
March 31, 2007	112.05	103.95	121.35	114.80	-7.66%	-9.45%
December 31, 2006	114.90	102.10	122.10	114.60	-5.90%	-10.91%
September 30, 2006	103.25	96.25	116.40	112.10	-11.30%	-14.14%
June 30, 2006	97.20	91.70	113.90	105.20	-14.66%	-12.83%
March 31, 2006	96.05	91.90	110.45	105.70	-13.04%	-13.06%
December 31, 2005	92.85	88.30	103.15	101.05	-9.99%	-12.62%
September 30, 2005	97.50	91.30	107.20	103.25	-9.05%	-11.57%
June 30, 2005	95.40	89.75	102.15	100.00	-6.61%	-10.25%
March 31, 2005	97.55	90.15	106.10	102.30	-8.06%	-11.88%
(continued on following page)

	Market Price per Common Share(1)		NAV per Common Share on Date of Market Price High and Low(1)(2)		Premium/(Discount) on Date of Market Price High and Low(1)(3)
During Quarter Ended	High	Low	High	Low	High	Low
December 31, 2004	$ 94.25	$ 88.45	$ 98.55	$ 93.30	-4.36%	-5.20%
September 30, 2004	92.85	81.75	95.20	89.25	-2.47%	-8.40%
June 30, 2004	98.65	82.15	96.20	87.25	2.55%	-5.85%
March 31, 2004*	100.75	94.85	96.05	93.50	4.89%	1.44%

(1)            Historical data has been adjusted to reflect a 1-for-5 reverse share split as of the close of business on June 4, 2009.

(2)            Based on the Fund's computations

(3)            Calculated based on the information presented. Percentages are rounded.

(4)            The Fund commenced investment operations on January 27, 2004.\
The Common Shares have generally traded at a discount to the NAV per Common Share, but have at times traded at a premium to the NAV per Common Share. As of the close of business on November 24, 2009, the Fund’s NAV per Common Share was $16.02, and the high, low and closing prices per Common Share on the NYSE on that date were $15.40, $15.34 and $15.38, respectively. Prior to the expiration of the Offer, daily NAV quotations can be obtained in the manner indicated in Section 1.

The tender of Common Shares, unless and until such tendered Common Shares are accepted for repurchase, will not affect the record ownership of any such tendered Common Shares for purposes of entitlement to any dividends payable by the Fund.

10.    Selected Financial Information.

The table below is intended to help you understand the financial performance of the Fund. This information, except as indicated, has been derived from audited financial statements of the Fund.  The Fund's (i) audited financial statements appearing in the Fund's annual report to shareholders for the period ended October 31, 2008, including accompanying notes thereto and the report of Ernst & Young LLP thereon, and (ii) unaudited financial statements appearing in the Fund's semi-annual report to shareholders for the period ended April 30, 2009, including accompanying notes thereto, are incorporated herein by reference. The annual and semi-annual reports may be obtained without charge by writing to the Information Agent at 480 Washington Boulevard, 27th Floor, Jersey City, NJ 07310, by calling (800) 777-3674 or on the Internet at www.sec.gov or at www.claymore.com/dcs.

Financial Highlights
	Six Months Ended		For the		For the
Per share operating performance	April 30, 2009		Year Ended		Year Ended
for a common share outstanding throughout the period **	(unaudited)		October 31, 2008		October 31, 2007
Net asset value, beginning of period	$ 19.65		$ 113.95		$ 119.55
Income from investment operations
Net investment income (a)	0.65		6.75		7.70
Net realized and unrealized gain (loss) on investments, futures and swap transactions	(8.21)		(92.50)		(4.30)
Distributions to Preferred Shareholders
From net investment income and return of capital (common share equivalent basis)	(0.15)		(2.05)		(2.50)
Total from investment operations	(7.71)		(87.80)		0.90
Distributions to Common Shareholders
From and in excess of net investment income	(0.45)		(4.70)		(6.50)
Return of capital	-		(1.80)		-
Total distributions to Common Shareholders	(0.45)		(6.50)		(6.50)
Common and preferred shares' offering expenses charged to paid-in-capital	-		-		-
Net asset value, end of period	$ 11.49		$ 19.65		$ 113.95
Market value, end of period	$ 9.15		$ 14.90		$ 98.10
Total investment return (c)
Net asset value	(38.98)%		(81.30)%		0.67%
Market value	(34.68)%		(83.31)%		(3.53)%
Ratios and supplemental data
Net assets, applicable to common shareholders, end of period (thousands)	$ 104,284		$ 178,223		$ 1,034,697
Preferred Shares, at liquidation value ($25,000 per share liquidation preference) (thousands)	$ 65,000		$ 125,000		$ 425,000
Preferred Shares asset coverage per share	$ 65,109		$ 60,645		$ 85,859
Ratios to Average Net Assets applicable to Common Shares:
Total expenses, including interest expense and net of fee waiver.	2.75%	(d)(h)	1.76%	(h)	1.42%	(h)
Total expenses, including interest expense and excluding fee waiver.	2.82%	(d)	-		-
Interest expense	-		-		-
Net investment income, after fee waiver, prior to effect of dividends to preferred shares	11.30%	(d)	9.15%		6.47%
Net investment income, before fee waiver, prior to effect of dividends to preferred shares	11.23%	(d)	-		-
Net investment income, after fee waiver, after effect of dividends to preferred shares	8.63%	(d)	6.36%		4.36%
Net investment income, before fee waiver, after effect of dividends to preferred shares	8.56%	(d)	-		-
Ratios to Average Managed Assets: (e)
Total expenses including interest expense and net of fee waiver.	1.46%	(d)(h)	1.08%	(h)	1.02%	(h)
Total expenses, including interest expense and excluding fee waiver.	1.49%	(d)	-		-
Interest expense	-		-		-
Net investment income, after fee waiver, prior to effect of dividends to preferred shares	5.97%	(d)	5.62%		4.64%
Net investment income, before fee waiver, prior to effect of dividends to preferred shares	5.94%	(d)	-		-
Portfolio turnover	65%		68%		57%

(continued on following page)

Financial Highlights (continued)

	For the	For the		January 27, 2004*
Per share operating performance	Year Ended	Year Ended		through
for a common share outstanding throughout the period **	October 31, 2006	October 31, 2005		October 31, 2004
Net asset value, beginning of period	$ 103.10	$ 94.45		$ 95.50	(b)
Income from investment operations
Net investment income (a)	7.09	6.00		4.30
Net realized and unrealized gain (loss) on investments, futures and swap transactions	18.08	10.55		(0.90)
Distributions to Preferred Shareholders
From net investment income and return of capital (common share equivalent basis)	(2.22)	(1.40)	(g)	(0.45)
Total from investment operations	22.95	15.15		2.95
Distributions to Common Shareholders
From and in excess of net investment income	(6.50)	(6.50)		(3.25)
Return of capital	-	0.00	(f)	-
Total distributions to Common Shareholders	(6.50)	(6.50)		(3.25)
Common and preferred shares' offering expenses charged to paid-in-capital	-	-		(0.75)
Net asset value, end of period	$ 119.55	$ 103.10		$ 94.45
Market value, end of period	$ 108.05	$ 91.00		$ 89.40
Total investment return (c)
Net asset value	23.05%	16.24%		2.47%
Market value	26.97%	8.97%		(7.33)%
Ratios and supplemental data
Net assets, applicable to common shareholders, end of period (thousands)	$ 1,085,306	$ 936,010		$ 857,388
Preferred Shares, at liquidation value ($25,000 per share liquidation preference) (thousands)	$ 425,000	$ 425,000		$ 425,000
Preferred Shares asset coverage per share	$ 88,842	$ 80,059		$ 75,435
Ratios to Average Net Assets applicable to Common Shares:
Total expenses, including interest expense and net of fee waiver.	1.47%	1.50%		1.53%	(d)
Total expenses, including interest expense and excluding fee waiver.	-	-		-
Interest expense	-	-		0.07%	(d)
Net investment income, after fee waiver, prior to effect of dividends to preferred shares	6.41%	5.82%		6.20%	(d)
Net investment income, before fee waiver, prior to effect of dividends to preferred shares	-	-		-
Net investment income, after fee waiver, after effect of dividends to preferred shares	4.40%	4.45%		5.57%	(d)
Net investment income, before fee waiver, after effect of dividends to preferred shares	-	-		-
Ratios to Average Managed Assets: (e)
Total expenses including interest expense and net of fee waiver.	1.03%	1.03%		1.05%	(d)
Total expenses, including interest expense and excluding fee waiver.	-	-		-
Interest expense	-	-		0.05%	(d)
Net investment income, after fee waiver, prior to effect of dividends to preferred shares	4.50%	4.00%		4.28%	(d)
Net investment income, before fee waiver, prior to effect of dividends to preferred shares	-	-		-
Portfolio turnover	25%	17%		6%
*	Commencement of operations.
**	Reflects 1 for 5 reverse stock split that occurred on June 5, 2009.

(a)	Based on average shares outstanding during the period.
(b)	Before deduction of offering expenses charged to capital.
(c)
Total investment return is calculated assuming a purchase of a common share at the beginning of the period and a sale on the last day of the period reported either at net asset value ("NAV") or market price per share. Dividends and distributions are assumed to be reinvested at NAV for NAV returns or the prices obtained under the Fund's Dividend Reinvestment Plan for market value returns. Total investment return does not reflect brokerage commissions. A return calculated for a period of less than one year is not annualized.

(d)	Annualized.
(e)		Managed assets is equal to net assets applicable to common shareholders plus outstanding leverage, such as the liquidation value of preferred shares.
(f)	Amount is less than $.01.
(g)	Distributions partially from return of capital
(h)
Expense ratio does not reflect fees and expenses incurred indirectly by the Fund as a result of its investments in shares of other investment companies. If these fees were included in the expense ratio, the net impact to the expense ratio would be approximately 0.01% for the six months ended April, 30,2009, and 0.02% for the years ended October 31, 2008 and October 31, 2007.  The impact to the expense ratio as a result of investments in other investment companies was not required prior to 2007. As a result, the impact has not been disclosed for the years prior to 2007.

11.           Interests of Trustees and Officers

Information, as of particular dates, concerning the Fund’s trustees and executive officers, their remuneration, any material interest of such persons in transactions with the Fund and other matters, is required to be disclosed in proxy statements distributed to the Fund’s shareholders and filed with the Commission. The table below sets forth the number of Common Shares and percentage of outstanding Common Shares beneficially owned by the trustees and officers of the Fund as of November 24, 2009.

Name and Position	Number of Common Shares Beneficially Owned
Trustees
Richard L. Crandall	0
Roman Friedrich III	200
Ronald A. Nyberg	159
Ronald E. Toupin, Jr.	0
David C. Hooten	0
Officers
J. Thomas Futrell	0
Kevin M. Robinson	0
Steven M. Hill	0
Bruce Saxon	0
James Howley	0
Donald P. Swade	0
Mark J. Furjanic	0
Mark E. Mathiasen	0
Melissa J. Nguyen	0
Elizabeth H. Hudson	0

Neither the Fund nor, to the best of the Fund’s knowledge, any of the Fund’s trustees or officers, or associates of any of the foregoing, has effected any transaction in Common Shares, except for dividend reinvestment, during the 60 days prior to the date of this Offer to Repurchase, except as follows: Steven M. Hill sold 200 Common Shares on November 23, 2009, at a price of $15.47 per share in an open-market transaction.   During the 60 days prior to the date of this Offer to Repurchase, the Fund did not purchase any Common Shares in the open market.

 Except as set forth in this Offer to Repurchase, neither the Fund, nor, to the best of the Fund’s knowledge, any of the Fund’s trustees or officers, is a party to any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of the Fund, including, but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Repurchase, there is no present or proposed material agreement, arrangement, understanding or relationship with respect to the Offer between the Fund and any of its executive officers, trustees, controlling persons or subsidiaries.

Affiliates of the Fund, as defined in the 1940 Act and including trustees and officers of the Fund, may be prohibited by the 1940 Act from tendering Common Shares to the Fund.  Based upon information provided or available to the Fund, no trustee, officer or affiliate of the Fund intends to tender Common Shares pursuant to the Offer.

12.               Certain Information about the Fund.

The Fund is a Delaware statutory trust with its principal executive offices located at 2455 Corporate West Drive, Lisle, Illinois 60532.  The Fund is a closed-end, non-diversified, management investment company.  The Fund first issued Common Shares to the public on January 27, 2004. As a closed-end investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its Common Shares at the election of a shareholder. The Fund’s primary investment objective is to provide a high level of current income, with a secondary objective of capital appreciation.

The Adviser is a limited liability company organized under the laws of the state of Delaware and a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Adviser has served as investment adviser to the Fund since the Fund’s inception. The Adviser is a wholly-owned subsidiary of Claymore Group Inc. ("Claymore Group").   The Adviser acts as investment adviser to a number of closed-end and open-end investment companies. As of September 30, 2009, Claymore entities have provided supervision, management and/or servicing on $13.3 billion in assets through closed-end funds, unit investment trusts, mutual funds, separately managed accounts and exchange-traded funds. The Adviser’s principal offices are located at 2455 Corporate West Drive, Lisle, Illinois 60532.

Claymore Group is an indirect subsidiary of Guggenheim Partners, LLC ("Guggenheim Partners"), a diversified financial services firm with more than 525 dedicated professionals. The firm provides capital markets services, portfolio and risk management expertise, wealth management, investment advisory and family office services. Clients are an elite mix of individuals, family offices, endowments, foundations, insurance companies and other institutions that have entrusted Guggenheim Partners with the supervision of more than $100 billion of assets. The firm provides clients service from a global network of offices throughout the Americas, Europe, and Asia.

The Sub-Adviser is a corporation organized under the laws of the state of New York and a registered investment adviser under the Advisers Act.  The Sub-Adviser has served as investment sub-adviser to the Fund since June 2009.  The Sub-Adviser has been a registered investment adviser since 1970. For more than 35 years, the Sub-Adviser has focused on managing clients’ investments through a variety of market conditions, including five bear markets. The Sub-Adviser managed over $20 billion for individuals, corporations, defined benefit pension plans, 401(k) choice plans, Taft-Hartley accounts, endowments, foundations and municipal retirement plans as of September 30, 2009. The Sub-Adviser remains an employee-owned firm, with 100% of the firm owned by full-time employees. The Sub-Adviser’s principal business address is 290 Woodcliff Drive, Fairport, NY 14450.

13.               Additional Information.

The Fund has filed with the Commission a Schedule TO, which provides additional information relating to the Offer. You may inspect and obtain a copy of Schedule TO at the prescribed rates at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of Schedule TO may also be obtained by mail at the prescribed rates from the Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The Fund’s filings are also available to the public on the Commission’s website at www.sec.gov.

14.               United States Federal Income Tax Consequences.

The following discussion is a general summary of certain U.S. federal income tax consequences of a participating shareholder’s sale of Common Shares pursuant to the Offer. This discussion is based on current U.S. federal income tax law, including the Code, existing and proposed Treasury regulations, administrative pronouncements and judicial decisions, all as currently in effect and all of which are subject to change, possibly with retroactive effect. This discussion does not apply to a shareholder that is a member of a class of holders subject to special rules (such as a dealer in securities, a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings, a bank, a life insurance company, a tax-exempt organization, a person that owns Common Shares as part of a hedging, integrated, conversion or constructive sale transaction or as a position in a straddle, or a U.S Shareholder (as such term is defined in Section 4(F)—“Procedures for Tendering Fund Shares for Repurchase; United States Federal Income Tax Withholding” above) whose functional currency for tax purposes is not the U.S. dollar).  No ruling has been or will be sought from the Internal Revenue Service ("IRS") regarding any matter discussed herein.  No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.   Shareholders must consult their own tax advisers with respect to the tax consequences of a sale of Common Shares pursuant to the Offer, including potential tax consequences in jurisdictions where the shareholder is a citizen, resident or domiciliary.

A. Consequences to U.S. Shareholders of Participating in the Offer. It is anticipated that U.S. Shareholders (as such term is defined in Section 4(E)—“Procedures for Tendering Fund Shares for Repurchase; United States Federal Income Tax Withholding” above), other than tax-exempt persons, who sell Common Shares pursuant to the Offer, will generally recognize gain or loss for U.S. federal income tax purposes equal to the difference between (a) the fair market value of the Portfolio Securities and the amount of cash they receive pursuant to the Offer and (b) their adjusted tax basis in the Common Shares sold by them. The sale date for such tax purposes will be the date the Fund accepts the Common

Shares for purchase. This gain or loss will be capital gain or loss if the Common Shares sold are held by the participating U.S. Shareholder at the time of sale as capital assets, and will be treated as either long-term or short-term capital gain or loss depending on whether or not the Common Shares have been held at that time for more or less than one year, as applicable. Gain or loss must be calculated separately for each block of Common Shares (i.e., Common Shares acquired at the same cost in a single transaction) sold pursuant to the Offer. Any long-term capital gain realized by a non-corporate U.S. Shareholder that is not a tax-exempt person will generally be taxed at a maximum rate of 15%, depending on whether or not the Common Shares have been held at that time for more than one year. Capital losses recognized by a U.S. Shareholder are generally available only to offset capital gains of the U.S. Shareholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year with capital losses). The ability of a U.S. Shareholder to carry back or carry forward capital losses is limited. A participating shareholder’s tax basis in the portfolio securities received will be equal to the fair market value of the Portfolio Securities on the date that the Offer is consummated.

Under the Code’s “wash sale” rules, loss recognized on Common Shares sold pursuant to the Offer will ordinarily be disallowed to the extent a U.S. Shareholder acquires other Common Shares within 30 days before or after the date the repurchased Common Shares are purchased pursuant to the Offer. In that event, the basis and holding period of the Common Shares acquired would be adjusted to reflect the disallowed loss.

The foregoing U.S. federal income tax treatment is based on the assumption that a repurchase of Common Shares pursuant to the Offer will be treated as a sale or exchange of the Common Shares for U.S. federal income tax purposes.  A repurchase of Common Shares pursuant to the Offer will be treated as a taxable sale or exchange of the Common Shares for a U.S. Shareholder if the tender (a) results in a “complete redemption” of the U.S. Shareholder’s interest in the Fund, (b) is “substantially disproportionate” with respect to the U.S. Shareholder or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Shareholder.  In determining whether any of these tests has been met, Common Shares actually owned, as well as Common Shares considered to be owned by the U.S. Shareholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account.  If this assumption is not met, the receipt of Portfolio Securities for Common Shares purchased by the Fund may be taxable to U.S. Shareholders as a distribution by the Fund rather than as a gain from the sale of the Common Shares. In that event, receipt of the Portfolio Securities by such U.S. Shareholders would be taxable as a dividend, in an amount equal to the fair market value of the Portfolio Securities, to the extent of such U.S. Shareholders’ allocable shares of the Fund’s current or accumulated earnings and profits. Any excess of the value of the Portfolio Securities received over the portion so taxable as a dividend would constitute a non-taxable return of capital to the extent of the U.S. Shareholders’ tax basis in the Common Shares sold, and any remaining excess of such value of the Portfolio Securities would be treated as either long-term or short-term capital gain from the sale of the Common Shares (if the Common Shares are held as capital assets), depending on how long the Common Shares were held. If the repurchase is treated as a distribution by the Fund rather than as a sale of shares, the portion of the distribution treated as a dividend would, in the case of U.S. Shareholders who are individuals meeting certain holding period and other requirements, qualify as “qualified dividend income” eligible for the reduced maximum federal tax rate of 15% to the extent deemed to be paid out of “qualified dividend income” received by the Fund. Qualified dividend income is, in general, dividend income from taxable U.S. corporations and certain foreign corporations (including foreign corporations incorporated in certain countries having a comprehensive tax treaty with the United States, or the stock of which is readily tradable on an established securities market in the United States). Any portion of the distribution treated as a dividend that did not qualify for the reduced rate would be taxable to U.S. Shareholders at the regular maximum federal tax rate of up to 35%. If the receipt of Portfolio Securities by a participating U.S. Shareholder is taxable as a distribution, such U.S. Shareholder’s remaining tax basis in the purchased Common Shares would generally be added to the tax basis of the Common Shares that the U.S. Shareholder continued to hold following completion of the Offer.

B. Consequences to U.S. Shareholders of the Ownership of Portfolio Securities received pursuant to the Offer. Each participating U.S. Shareholder’s federal income tax basis in Portfolio Securities received pursuant to the Offer will be equal to the fair market value of the Portfolio Securities on the day the Offer is consummated. Each participating U.S. Shareholder’s holding period for Portfolio Securities received pursuant to the Offer will begin on the day after the day on which the Offer is consummated.

C. Dividends and Other Distributions on Portfolio Securities Received by U.S. Shareholders Pursuant to the Offer. The gross amount of any distributions paid by an issuer of Portfolio Securities out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), before reduction for any withholding taxes imposed with respect thereto, will generally be taxable to a participating U.S. Shareholder as a dividend. Such dividend may, subject to applicable limitations, be eligible for qualified dividend income treatment (as described above) if received by a non-corporate U.S. Shareholder in a taxable year beginning before January 1, 2011, or the dividends received deduction allowed to corporations if received by a corporate U.S. Shareholder. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. Shareholder’s basis in the particular Portfolio Security with respect to which the distribution is paid, and thereafter as capital gain.  Participating U.S. Shareholders should consult their own tax advisers with respect to the appropriate U.S. federal income tax treatment of any distribution received with respect to the Portfolio Securities, and the federal income tax rates that apply with respect to each such distribution in their particular circumstances.

D. Sale or Other Disposition of Portfolio Securities Received by U.S. Shareholders Pursuant to the Offer. Upon a subsequent sale or other disposition of Portfolio Securities received pursuant to the Offer, participating U.S. Shareholders will generally recognize gain or loss for U.S. federal income tax purposes equal to the difference between their adjusted tax basis in the particular Portfolio Securities sold and the amount realized in the subsequent disposition. Any such gain or loss will generally be long-term capital gain (generally eligible for the reduced 15% capital gains rate if recognized in a taxable year beginning before January 1, 2011) or loss only if the selling U.S. Shareholder holds the Portfolio Securities as capital assets for more than one year following the consummation of the Offer.

E. Backup Withholding for U.S. Shareholders. Backup withholding tax may be imposed on the gross proceeds paid to a participating U.S. Shareholder if that U.S. Shareholder fails to properly furnish the Fund with a correct taxpayer identification number, has underreported dividend or interest income or fails to certify to the Fund that he is not subject to such withholding. In order to avoid the need for backup withholding, all participating U.S. Shareholders are required to provide the Depositary with a properly completed IRS Form W-9.  Failure to provide the Depositary with the appropriate completed and signed form will result in a defective submission, and the Fund will be unable to repurchase such shareholder’s Shares. A Form W-9 is provided with the Letter of Transmittal for shareholders.

F. Consequences to Non-U.S. Shareholders of the Fund's Repurchase of Common Shares Pursuant to the Offer. The U.S. federal income tax consequences of a Non-U.S. Shareholder (as such term is defined in Section 4(F)—“Procedures for Tendering Common Shares for Repurchase; United States Federal Income Tax Withholding” above) on ownership, sale, or disposition of Common Shares pursuant to the Offer depends on whether such transaction is “effectively connected” with a trade or business carried on in the United States by the Non-U.S. Shareholder, as well as the tax characterization of the transaction as either a sale of the Common Shares or a distribution by the Fund, as discussed above with respect to U.S. Shareholders. Whether the proceeds received by a participating Non-U.S. Shareholder will be treated for tax purposes as a sale of the Common Shares or distribution by the Fund will be determined in the same manner as discussed above for U.S. Shareholders. If the sale of Common Shares pursuant to the Offer is not effectively connected and gives rise to taxable gain, any gain realized by a Non-U.S. Shareholder upon the sale of Common Shares pursuant to the Offer will not be subject to U.S. federal income tax, provided, however, that such a gain will be subject to U.S. federal income tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the Non-U.S. Shareholder is a non-resident alien individual who is physically present in the United States for more than 182 days during the taxable year of the sale. If, however, the receipt of Portfolio Securities upon exchange of Common Shares by a participating Non-U.S. Shareholder is treated for U.S. tax purposes as a distribution by the Fund, or if a Non-U.S. Shareholder is otherwise treated as receiving a deemed distribution that is a dividend by reason of the shareholder’s increase in its proportionate ownership of the Fund resulting from other shareholders’ sale of Common Shares pursuant to the Offer, the portion of the distribution treated as a dividend to the Non-U.S. Shareholder would be subject to U.S. federal tax, which may be withheld at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the dividend does not constitute effectively connected income. If the amount realized on the sale of Fund Shares by a Non-U.S. Shareholder is effectively connected income, regardless of whether the sale is characterized as a sale or as giving rise to a distribution from the Fund for U.S. federal income tax purposes, such income would be subject to U.S. tax at rates applicable to a U.S. Shareholder, as well as any applicable branch profits tax.

G. Dividends and Other Distributions on Portfolio Securities Received by Non-U.S. Shareholders Pursuant to the Offer. Dividends paid to Non-U.S. Shareholders in respect of the Portfolio Securities issued by domestic corporations will be subject to U.S. federal tax, which may be withheld at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the dividend does not constitute effectively connected income. If such dividends paid to Non-U.S. Shareholders are “effectively connected” with the conduct of a trade or business within the United States, such dividends would generally not be subject to U.S. withholding tax, but would instead be subject to U.S. tax at rates applicable to U.S. Shareholders, as well as any applicable branch profits tax.

H. Sale or Other Disposition of Portfolio Securities Received by Non-U.S. Shareholders Pursuant to the Offer. The U.S. federal income taxation of a Non-U.S. Shareholder on a sale of Common Shares pursuant to the Offer depends on whether such transaction is “effectively connected” with a trade or business carried on in the United States by the Non-U.S. Shareholder. If the sale of Common Shares pursuant to the Offer is effectively connected, a Non-U.S. Shareholder will generally recognize gain or loss for U.S. federal income tax purposes equal to the difference between their adjusted tax basis in the particular Portfolio Securities sold and the amount realized in the subsequent disposition. Such income would be subject to U.S. tax at rates applicable to a U.S. Shareholder, as well as any applicable branch profits tax. If the sale of Common Shares pursuant to the Offer is not effectively connected and gives rise to taxable gain, any gain realized by a Non-U.S. Shareholder upon the sale of Common Shares pursuant to the Offer will not be subject to U.S. federal income tax, provided, however, that such a gain will be subject to U.S. federal income tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the Non-U.S. Shareholder is a non-resident alien individual who is physically present in the United States for more than 182 days during the taxable year of the sale.

I. Backup Withholding for Non-U.S. Shareholders. Participating Non-U.S. Shareholders could be subject to 28% backup withholding, as described with respect to participating U.S. Shareholders above. In order to avoid the possibility of backup withholding, each Non-U.S. Shareholder must provide the Depositary with a completed IRS Form W-8BEN, or another type of Form W-8 appropriate to the particular Non-U.S. Shareholder. Failure to provide the Depositary with the appropriate Form W-8 will result in a defective submission and the Fund will be unable to purchase the participating Non-U.S. Shareholder’s Fund Shares. A Form W-8 BEN is provided with the Letter of Transmittal for shareholders.   Other types of Form W-8 can be found on the IRS website at www.irs.gov/formspubs/index.html.

Participating Non-U.S. Shareholders should consult their own tax advisers regarding the tax consequences of the ownership, sale or other disposition of Portfolio Securities in their particular circumstances.

J. Consequences to the Fund. It is anticipated that the Fund will not recognize gain or loss for U.S. federal income tax purposes as the result of the distribution of Portfolio Securities to participating shareholders pursuant to the terms of the Offer.

15.           Certain Legal and Regulatory Matters.

The Fund is not aware of any approval or action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required to effect the Offer. Should any such approval or other action be required, the Fund presently contemplates that such approval or other action will be sought. The Fund is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Common Shares repurchased pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not have a material adverse effect on the Fund. The Fund’s obligations under the Offer to accept for payment and pay for Fund Shares are subject to certain conditions described in Section 3—“Certain Conditions of the Offer”.

16.    Amendments; Extension of Repurchase Period; Termination.

Subject to the applicable rules and regulations of the Commission, the Fund expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason, including the failure to satisfy any of the conditions specified in Section 3, and thereby delay acceptance for payment of, and payment for, any Shares, by giving oral or written notice of such extension to the Depositary and by making a public announcement thereto. There can be no assurance that the Fund will exercise its right to extend the Offer. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder’s Shares. (See Section 5.)

Subject to the applicable rules and regulations of the Commission, the Fund also expressly reserves the right, in its sole discretion, at any time and from time to time, to: (a) terminate the Offer and not accept for payment (or pay for) any Shares if any of the conditions referred to in Section 3 has not been satisfied or upon the occurrence and during the continuance of any of the events specified in Section 3; and (b) waive any condition or amend the Offer in any respect, in each case by giving oral or written notice of termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Fund acknowledges that Rule 14e-1(c) under the Exchange Act requires the Fund to pay the consideration offered or return the Shares tendered for repurchase promptly after the termination or withdrawal of the Offer, and that the Fund may not delay acceptance or payment for, any Shares upon the occurrence of any of the conditions specified in Section 5 without extending the period during which the Offer is open.

Any extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement, in the case of an extension, to be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which the Fund may choose to make any public announcement, except as provided by applicable law (including Rules 13e-4(c), 13e-4(e) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), the Fund will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the PR Newswire and filing such release with the Commission.

If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition of the Offer, the Fund will disseminate additional repurchase offer materials and extend the Offer to the extent required by Rules 13e-4(e) and 13e-4(f) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination of such change to shareholders. Accordingly, if, for example, prior to the Expiration Date, the Fund decreased the number of Shares being sought, increased the consideration offered pursuant to the Offer or added a dealer’s soliciting fee, and if the Offer were scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase, decrease or addition is first published, sent or given to shareholders, the Offer would be extended until at least the expiration of such ten business day period. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through midnight Eastern time.

17.    Miscellaneous.

The Offer is not being made to, nor will the Fund accept tenders from, or on behalf of, owners of Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or “blue sky” laws of that jurisdiction. The Fund is not aware of any jurisdiction in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Shares in accordance with the Offer would not be in compliance with the laws of such jurisdiction. The Fund, however, reserves the right to exclude shareholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made or tendered Shares cannot lawfully be accepted, purchased or paid for. So long as the Fund makes a good-faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusion of shareholders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Fund’s behalf by one or more brokers or dealers licensed under the laws of such jurisdiction.

 The Letter of Transmittal and Share certificates and any other required documentation should be sent or delivered by each shareholder or the shareholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below.

The Depositary for the Offer is:

BNY Mellon Shareowner Services

By First Class Mail: BNY Mellon Shareowner Services Attn: Corporate Actions Dept., 27th Floor P.O. Box 3301 South Hackensack, NJ 07606	By Registered, Certified or Express Mail, Overnight Courier or by Hand: BNY Mellon Shareowner Services Attn: Corporate Actions Dept., 27th Floor 480 Washington Boulevard Jersey City, NJ 07310

Questions or requests for assistance or for additional copies of the Offer to Repurchase, the Letter of Transmittal or other material in connection with the Offer may be directed to the Information Agent at its address and telephone number set forth below. Shareholders may also contact their brokers, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

BNY Mellon Shareowner Services

480 Washington Boulevard, 27th Floor
Jersey City, NJ 07310
Toll Free: (800) 777-3674
Call Collect: (201) 680-6676

CLAYMORE DIVIDEND & INCOME FUND
December 1, 2009